Exhibit 99.2

Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

SUPPLY AND DISTRIBUTION AGREEMENT

1.	PARTIES

This Agreement is made between

VIRAGEN INTERNATIONAL LTD. having its principal address at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324 and VIRAGEN (SCOTLAND) LTD. having its principal address at Pentland Science Park, Bush Loan, Penicuik, Midlothian EH260 PPZ, UNITED KINGDOM,

hereinafter referred to as “the Company” and

Arriani Pharmaceuticals S.A., having its principal address at 85, Lavriou Avenue, 190 02, Peania, GREECE,

hereinafter referred to as “the Distributor”.

2.	PURPOSE

The purpose of this Agreement is to grant the Distributor the exclusive right to market, sell and distribute the Product within the Territory as defined in Exhibit A and in accordance with the terms and conditions expressed herein.

3.	DEFINITIONS

In this Agreement, each time the following terms are used with initial capitals, their meanings shall be as specified hereunder.

•	“Affiliated Companies” shall mean, in relation to a given company, any company which, directly or indirectly, controls, is controlled by, or is under common control with such company.

•	“Batch” and “Lot” shall mean a defined quantity of the Product which has been produced during a defined cycle of manufacture, and which is identified by a unique production number.

•	“Contract Year” shall mean any period of l2 (twelve) consecutive calendar months following the Effective Date, as defined hereunder, or anniversary thereof.

•	“Distribution Record” shall mean the record sheet detailing every shipment of the Product made by the Distributor to any of its customers including, but not limited to, the customer’s name, address, batch number, number of vials and date of shipment.

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•	“Effective Date” shall mean the first day of the month following the month during which the Distributor is granted the “Product License”, and “Price Approval” hereinafter “PL” and “PA”, as hereunder defined.

•	“Parties” shall mean the Company and the Distributor.

•	“Party” shall mean either the Company or the Distributor.

•	“PL” shall mean the Product License, registered in Greece after MRP.

•	“PA” shall mean the approval of the product price granted by the Greek Authorities

•	“Price” shall mean the price of the Product as described in Exhibit B.

•	“Product” shall mean Multiferon™ as chemically described and with the specification given in Exhibit C as modified from time to time according to the provisions of Exhibit B as well as any improvement or extension thereof.

•	“Recall Operation” shall mean the operation for recalling the Product if it is suspected or known to be defective.

•	“Territory” shall mean the countries listed in Exhibit A.

4.	APPOINTMENTS

The Company hereby appoints the Distributor as its exclusive Distributor for the Product in the Territory (as defined in Exhibit A) and Distributor hereby accepts such appointment in accordance with the terms and conditions herein expressed. The Distributor shall have first refusal right for any new product or technology the Company has available for the Territory, provided that Distributor meets all criteria set by the Company for the new product or technology.

5.	PRODUCT PURCHASE AND SUPPLY COMMITMENTS

5.1	Distributor and Company agree to the purchase and supply of the following Euros purchase and sales of Product over the initial term of this Agreement per the Sales Forecast contained in Exhibit A, subject to the terms and conditions therein expressed.

6.	MEDICAL REGISTRATION

6.1	The Distributor shall take any and all necessary measures in order to obtain and maintain appropriate approvals from the local regulatory authorities which shall include, but not be limited to, a PL and PA and authorization to distribute the Product within the Territory.

The Company shall assume all expenses related to MRP in the European Union. Distributor shall take care of local expenses, if any, to get local recognition in countries within the European Union. All costs and expenses associated with obtaining regulatory approval and the necessary permits to sell the Product in those countries within the Territory which are not part of the EU, shall be borne by the Distributor (as described in Exhibit A).

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6.2	If the PL and PA are not obtained within twenty four (24) months from the date of receipt of the complete registration file of the Product required by the regulatory Authorities of each one of the countries in the Territory, the Company shall have the right to terminate the Agreement according to the conditions contained in Article 11 below. The Distributor will initiate registration procedures immediately in the countries outside the European Union.

The Company shall assume all expenses related to MRP in the European Union. The Distributor shall pay all regulatory and governmental registration fees, if applicable, according to clause 6.1. The Distributor shall be fully responsible for any cost related to the maintenance of the required license for sale of the product in the Territory.

6.3	In the event the Company is not free to disclose to the Distributor any information required by the responsible regulatory or other authorities, the Company shall be obliged to make such confidential information available to the authorities on the Distributor’s behalf at its own cost and expense.

6.4	The Company shall receive two (2) copies of all registration certificates, documentation for reimbursement and any other data or documentation forthwith upon their issuance. The Distributor specifically agrees to provide the Company with copies of all correspondence with the registration authorities as well as any and all government agencies. Each party shall furnish the other with information on any observed unexpected side effects, injury, toxicity or sensitivity reaction associated with the clinical use, studies, investigations or tests of the Product in accordance with Exhibit D, which contains a sub-agreement.

7.	COMPETITION, REPORTS, FORECASTS, INFORMATION AND INVENTORY

7.1	Obligation Not to Compete

The Company shall refrain from selling the Product in the Territory and shall not grant nor appoint any other person or entity as Distributor of the Product in the Territory during the term of this Agreement.

The Distributor shall not manufacture, sell or distribute any interferon with the same indication as the Product (i.e. first or second line treatment as applicable) or any other product that contains the same ingredients as the Product, or produce the active ingredient of the Product. The Distributor may, however, continue its business activities with respect to such products as it sells or distributes on the date of signing this agreement as reflected in Exhibit E. The Distributor may nominate a Sub-Distributor upon submission of a request for approval and a copy of the draft Sub-Distributor Agreement which shall be submitted to the Company for its approval. No Sub-Distributor agreement shall be valid without the written approval of the Company.

From the date of this agreement, Distributor shall not distribute, directly or indirectly, any products containing the same active ingredients as the Product.

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The Distributor hereby warrants that it shall not seek customers for the Product outside the Territory, sell the Product outside the Territory, or establish any branch or maintain any distribution depot outside the Territory. The Sub-Distributor Agreement shall require the Sub-Distributor to so warrant the foregoing and the Distributor shall be accountable to the Company for enforcing this provision.

7.2	Reports and Agreements

The Distributor agrees to furnish the Company each calendar quarter, or at such intervals as agreed upon by the Company and the Distributor, with a true and accurate report on all sales of the Product in the Territory, as specified herein. The Distributor agrees to also furnish the Company with copies of all agreements, brochures, pamphlets and documents which may relate to the Product including those developed, produced or used by the Distributor in connection with the sale of the Product. The Distributor agrees not to use any such material without the Company’s prior written approval. Upon submission, the Company agrees to respond promptly without any unnecessary delay and consent shall not be unreasonably withheld.

At any time upon reasonable request of the Company, Distributor agrees to provide the Company with information, including but not limited to, selling prices, market trends, competitive environment and competitor’s prices, technical or commercial information useful for the adaptation of the Product to market requirements. Distributor agrees to send to the Company a quarterly report on market developments in the Territory and Distributor’s sales progress relating to the Product.

At any time and upon reasonable request of the Company, Distributor shall permit the Company’s representative(s) to accompany Distributor’s representative(s) on visits made to customers in order to have the Company better acquainted with the specificity of the market for the Product in the Territory. The Company agrees not to circumvent the Distributor during the term hereof and any renewal.

7.3	Forecasts

Following regulatory approval, the Distributor shall submit to the Company each calendar quarter during each calendar year a rolling forecast for the following four (4) quarters showing the planned purchase quantities of the Product. The Distributor shall place its firm orders for the Product for the following quarter with the rolling forecast.

7.4	Information

The Company shall provide the Distributor with all presently available data, information and documents necessary for the carrying out of this Agreement, including technical documents and advertising material.

7.5	Inventory

The Distributor shall buy and maintain, at its own cost, an inventory of the Product equaling no less than the amount forecasted for the following quarter and see to it that the Product is kept in good condition and that all reasonable precautions are taken to prevent its deterioration at its own cost, expense and liability.

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8.	THE DISTRIBUTOR

8.1	Independency

8.1.1	For Its Own Account

The Distributor shall buy and sell the Product in its own name and for its own account and act in all respects as an independent contractor. The Distributor shall organize the distribution of the Product in such a manner as to most effectively promote the sale of the Product and maintain a level of product support necessary for the proper selling, marketing and distribution of the Product.

8.1.2	Independent Contractor

This Agreement does not designate the Distributor to be the agent, partner or legal representative of the Company for any purpose whatsoever, and the business con-ducted by the Distributor pursuant to this Agreement with third parties shall be wholly at the Distributor’s own risk and account as an independent contractor.

The Distributor is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner whatsoever.

8.2	Unfair Competition and Infringement of Rights

The Distributor shall inform the Company of all acts of unfair competition and of all infringement of patents, trademark, trade names, or similar rights of the Company which have come to its attention to the extent that the rights of the Company have been violated. If requested by the Company, the Distributor shall assist the Company at the Company’s expense in any action or litigation involving such acts or infringements.

8.3	Distribution Records

In order to enable the Company to comply with the requirements of the European Code of Good Manufacturing Practice (Volume IV of the Rules Governing Medical Products in the European Community), the Distributor shall keep Distribution Records for each Batch of the Product sold to the customers. This information shall be made available to the Company in case of Recall Operation or upon request, within two working days, by sending a fax, confirmed by a letter, to:

ViraNative AB	Viragen (Scotland) LTD.
Tvistevägen 48	Pentland Science Park
S-907 36 Umeå	Bush Loan, Penicuik
Sweden	Midlothian EH260 PPZ
United Kingdom
Tel no: 46-90-172250	Tel no: 44-131-445-6268
Fax no. 46-90-193736	Fax no: 44-131-445-6269

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9.	CONDITIONS OF SALE

9.1	Purchase Orders

The Distributor shall present all orders for the Product to be purchased under this Agreement to the Company together with adequate delivery instructions and payment conditions as agreed in Exhibit B. Orders presented by the Distributor shall bind the Company only after written confirmation of acceptance thereof by the Company.

9.2	Price Guidelines

9.2.1	Price and Conditions

The Distributor shall purchase the product at prices and conditions to be set forth by the company, when MRP is completed and under the condition that such price will be the same as the one established for the other European Union countries. Readjustment of prices can take place only with the approval of both parties and the new prices will not affect the confirmed orders by the distributor.

9.2.2	Payment Terms

The Distributor shall pay the Company for the Product supplied according to payment terms as set forth in Exhibit B.

9.3	Advertising and Promotion

9.3.1	Best Efforts

The Distributor shall use its best efforts and diligence in promoting and initiating effectively the sales of the Product throughout the whole of its Territory.

9.3.2	Advertising and Promotional Activities

The Distributor shall ensure the advertising and the promotion of the Product and, to a reasonable extent, the participation in conventions, trade shows and exhibitions held in the Territory. The costs of advertising and promotion are to be borne by the Distributor. All advertising and promotional copy shall be submitted to the Company for its written approval prior to release.

9.3.3	Conformity with Applicable Laws

The Distributor shall be responsible for any advertising and promotional material for the Product and for their conformity with applicable laws and regulations.

9.3.4	The Distributor shall be responsible for providing approved artwork for packaging materials, in local language, for those countries where English language is not accepted by the law. The Company will deliver the Product in ampoules of 3 and 6 MIU, indicating batch numbers and expiration date, packed in plastic trays and in carton boxes, each containing five ampoules.

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9.3.5	Distributor shall be responsible for delivering copy of any text in local language prior to the issuing of the PL that may be required under law, rule or regulation for the labels or cartons.

10.	GENERAL PROVISIONS

10.1	Trade Secrets

The Distributor shall not, even after the expiration of this Agreement, use or communicate to any third party any trade secrets or confidential information which the Distributor has come to know in one way or another through its work for the Company. The obligation shall cease at the end of a period of 5 (five) years from the date of the termination or expiration of this Agreement; however, the obligation shall not cease for any reason prior to the end of the first 10 (ten) years after the signing of the Agreement.

The Distributor assumes the responsibility, liability and obligations that its employees and any Sub-Distributor and its employees shall preserve the secrecy of trade secrets and/or confidential information with respect to third parties.

10.2	Trademarks

Trademarks, Tradenames and Copyrights used by the Distributor for the Product shall be the property of the Company, and the Distributor agrees to use only such Trademarks, Tradenames and Copyrights as indicated and approved in writing by the Company. It is agreed that the Company’s registered trademark of the Product, Multiferon™ may be used in the Territory, provided a registration of these trademarks will be obtainable and maintained.

The Distributor shall not, without the Company’s prior written consent, use the Company’s corporate name, telegraphic address, graphic or other trademarks, whether during the maintenance of or after the termination of this Agreement.

The Distributor shall not register or attempt to register for any purpose any trade-mark, tradename, copyright, name, title or expression of the Company as used on the Product or any other trademark or any tradename which is similar thereto.

Electronic emails may be considered adequate consent if originated at the Company’s premises.

The Company shall hold harmless the Distributor for any claims, expenses, costs, losses or damages the Distributor may suffer as a result of the infringement of any third party intellectual property rights in connection with the transactions contemplated hereunder and as long as the Distributor makes use of the Trademarks and Intellectual Property Rights stated as owned by the Company.

10.3	Assignment

The Company shall have the right to assign this Agreement, upon written notice to Distributor but without the prior consent of Distributor, to:

a)	any of its Affiliated Companies; or

b)	its successors in interest as a result of a statutory merger or consolidation; or

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c)	a company acquiring all or substantially all of the Company’s business and assets including the part concerned by this Agreement.

The Company reserves the right to terminate this Agreement whenever the control of the Distributor’s company passes over to another party than the party controlling it at the time of signature of this present Agreement. Exhibit F lists the current stockholders of the Distributor and its affiliates.

The Distributor has the right to assign the agreement to any of its Affiliate Companies.

10.4	Force Majeure

If due performance of this Agreement by either party is affected in whole or in part by reason of any event, omission, accident, general shortage of commodities, legal circumstances or other matter beyond the reasonable control of such party, it shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense suffered by the other party for this reason. Both parties shall use all reasonable efforts to avoid or overcome the causes affecting performance and the party whose performance is affected by such force majeure shall fulfill all outstanding obligations as soon as possible.

10.5	Warranties and Liability

10.5.1	The Company warrants to the Distributor that the Product delivered hereunder shall comply with the specification set forth in the Product License and consistent with Exhibit C.

a)	If the Parties agree that a certain lot of the Product supplied hereunder fails to meet said specification or is otherwise defective or if such lot is recognized as defective by an independent laboratory as provided for hereafter in this section, and unless otherwise mutually agreed upon, the Distributor shall send such lot back to the Company and the Company shall replace it at its own expense, including the freight back, with a new lot of the Product conforming with said specification. The Distributor shall have no other remedies against the Company for defects in the Product.

b)	If the Parties fail to agree that a certain lot of the Product supplied hereunder meets said specification, Distributor may request an expert appraisal by an independent laboratory, not associated with any of the Parties hereto, to determine whether the Product complies with said specification. Should the Company disagree with regard to the choice of laboratory, the Company has the right to request that the laboratory is appointed by the International Chamber of Commerce provided that the Company informs the Distributor within two weeks after having been informed by the Distributor about its choice of laboratory, that the Company requests that the appraisal shall be carried out by a laboratory appointed by the Chamber. The report of the laboratory shall be conclusive and binding on the Parties hereto. All expenses related to such appraisal shall be borne by the Party, whose opinion of which has been found not to be correct.

No other warranties, expressed or implied, including, without limitation, merchantability or fitness for a particular purpose, are made or will be deemed to

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have been made by the Company regarding the Products, except to the extent expressly stated herein. Neither the Distributor, nor any of its employees, agents or representatives is authorized to give any warranties or make any representations on behalf of the Company. In no event shall the Company be held liable for any lost profits or any other incidental or consequential damages in connection with any claims arising out of or related to any products supplied by the Company to the Distributor.

10.5.2	The Distributor shall indemnify and hold the Company harmless from and against any and all liability, damage, loss, cost or expense arising out of or resulting from any claims made or suits brought against the Company or the Distributor, which arise out of or result from the Distributor’s negligent act or omission in the marketing, selling or distribution of the Product. The Company shall indemnify and hold the Distributor harmless from and against any and all liability, damage, loss, cost or expense arising out of or resulting from any claims made or suits brought against the Company or the Distributor, which arise out of or result from the Company’s negligent act or omission in the production or delivery of the product.

10.5.3	The Distributor has, and shall at all times during the term of this Agreement and for a period of two years thereafter, have full insurance coverage for up to One Million Euros with reputable and sound insurance covering all and any risks, including any liabilities to third parties and the public (including product liability). The Company will have the right to review the insurance policies in order to make sure the Distributor’s insurance coverage is sufficient.

10.5.4	The Company represents that it will add the Distributor as a Named Insured on its current International Liability Insurance Policy within 30 days from the date of execution of this agreement.

10.5.5	Compliance with Applicable Laws

The Distributor agrees that it will, on its own comply with all laws, statutes and ordinances in the Territory relating to the import and sale of the Product and agrees to indemnify and hold the Company harmless in the event that any claim is made against it by reason of the Distributor’s failure to so comply. In particular, the Distributor agrees to comply with all safety laws and regulations in the Territory relating to the Product and the Company agrees to provide all necessary information and assistance to the Distributor to enable it to so comply.

10.6	Taxes

Each of the contracted parties shall be liable and shall bear the taxes which by law or bilateral treaty are borne by each party.

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11.	DURATION AND TERMINATION

11.1	Duration

This Agreement shall have immediate force and effect and shall remain in effect until the completion of the Seventh Period described in Paragraph 5.1 of this Agreement following the Effective Date and shall continue thereafter for an additional three (3) year term and continue thereafter for two automatic three (3) year terms unless and until terminated by either party giving to the other twelve (12) months notice in writing prior to the end of the Initial Term or any Subsequent Term.

11.2	Termination

11.2.1	Failure to Fulfill Obligations or to Obtain or Maintain PL

This Agreement may be terminated with three (3) months written notice forthwith by either Party if the other Party fails to fulfill any of its obligations under this Agreement and such default is not remedied within ninety (90) days of the date on which a written notice thereof has been dispatched to the defaulting Party or if the Distributor fails to obtain or maintain the PL as set forth in Article 6, Medical Registration. In such case, this agreement may be terminated only for the specific country in the Territory in which default happens. Moreover, the Distributor will not be held responsible for the non achievement of the minimum sales in the event that there is a low performance which is due to “bad publicity”, recalls, delays in product delivery, etc.

11.2.2	Termination for Bankruptcy or Insolvency

This Agreement may be terminated immediately in the event that either Party is declared insolvent, is adjudged bankrupt or files a petition for bankruptcy or re-organization under any bankruptcy law, is expropriated or sequestrated or submits or has to submit to any other administrative or judicial measures of control.

Insolvency is defined to mean the inability to pay debts, as they become due and the excess of liabilities over assets.

11.2.3	Termination for Loss of License to Sell Product

Either Party shall have a right to terminate this Agreement with immediate effect should the other Party’s license to sell the Product be withdrawn in that specific country in the Territory.

11.3	Effect of Termination

On the termination of this Agreement, the Distributor shall return, without delay, all registration and permission documents to the Company together with all formulas, manufacturing procedures and other confidential documentation which the Distributor has obtained from the Company. The Distributor agrees that it shall not make any further use of this documentation. The Company shall repurchase any paid unsold Product at prices paid by the Distributor to the Company, provided that the product has not expired at the time of termination.

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11.4	Notice of Termination

Provided that notice of termination has been dispatched by registered mail or courier, the notice shall be considered to have been received by the addressee upon confirmation of delivery by the courier or Post Office.

11.5	Exclusive and Non-Exclusive Distribution Rights

In the event that the Distributor achieves 70% or more of the “Sales Forecast” the Distributor shall remain exclusive Distributor during the term of this agreement and any renewal thereof. In the event that Distributor fails to achieve 70% of the “Sales Forecast”, exclusive distribution rights of the Distributor maybe cancelled by the Company, the Distributor remaining however non – exclusive Distributor during the term of this agreement and any renewal thereof. It is agreed and clarified that the achievement or non-achievement of the “Sales Forecast” by the Distributor, for the purposes of this clause, will take into consideration separately the sales achieved by the Distributor for each country of the territory and the above consequences will apply only for the country of the territory concerned.

11.6	Termination Compensation

Neither party hereto shall be liable to the other for any termination compensation whether based on goodwill, loss of income or otherwise.

12.	FINAL PROVISIONS

12.1	Governing Law

This Agreement shall be governed by the laws of the U.K.

12.2	Language

The English text of this Agreement shall prevail.

12.3	Arbitration

Any dispute in connection with this agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Act of the International Chamber of Commerce and the settlement will take place in Edinburgh, Scotland and be conducted in the English language.

12.4	Modifications

All modifications and amendments to this Agreement shall be in writing.

12.5.	Notices and Communications

All notices in connection with this Agreement shall be in writing and be in the English language, as shall all other written communications and correspondence, and may be given by personal delivery, prepaid registered airmail letter, telefax or courier addressed to the Party required or entitled to receive the same at its address or telefax number set out below, or to such other address or telefax number as such Party shall have designated by like notice to the other Party. Notice of termination of this

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Agreement if given by telefax or courier shall be confirmed by prepaid registered airmail or courier letter dated and posted within 24 hours. The effective date of any notice if served by personal delivery or telefax shall be deemed the first business day in the city of destination following the dispatch and if given by prepaid registered airmail letter only, it shall be deemed served seven days after the date of posting.

12.6	Exhibits

All Exhibits attached hereto shall be made a part of this Agreement.

12.7	No Waiver

The omission by either Party to exercise any right hereunder shall not constitute a waiver thereof and shall not prevent the subsequent enforcement of that right and shall not be deemed to be a waiver of any subsequent right.

12.8	Survival of Provisions

The provisions of this Agreement shall survive its termination for so long as may be necessary to give efficacy thereto.

12.9	Entire Agreement

This Agreement, which includes the Exhibits attached hereto, contains the entire understanding and supersedes all prior agreements of the Parties with respect to the transactions contemplated hereby. There are no agreements, promises, warranties, covenants or understandings other than those expressly set forth herein.

12.10	Invalidity

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year indicated below.

VIRAGEN INTERNATIONAL LTD.		ARRIANI Pharmaceuticals S.A.

By:	/s/ Mel Rothberg	By:	/s/ H.C. Lambridis
	Signature		H.C. Lambridis, President & CEO

Print:	/s/ Mel Rothberg, Exec. V.P.		Date: May 21, 2003
(Name and Title)

Date May 27, 2003

VIRAGEN (SCOTLAND) LTD.

By:	/s/ Mel Rothberg
Signature

Print:	/s/ Mel Rothberg, Exec. V.P.
(Name and Title)

Date May 27, 2003

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Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the commission.

EXHIBIT A

TERRITORY

Territory means: Greece, Cyprus, Bulgaria, Slovenia, and Croatia.

MEDICAL REGISTRATION

Distributor will at its own cost register the Product in the Territory and the Company will be the owner of the Registration in accordance with the existing rules of the Territory’s law. The Distributor will complete the Registration of the Product in the Territory within 24 months or earlier from the date of the last signature to this Agreement.

Distributor shall pay or cause the timely payment for all Products whether or not the Product was purchased by third parties.

The estimated volume of product in MIU and purchases in Euros anticipated to meet the Performance Schedule referenced in Paragraph 5.1 are as follows:

Sales Forecast - Greece

Period	Estimated Sales Forecast in MIU	Estimated Sales Forecast in Euros
First Year		[______]
Second Year		[______]
Third Year		[______]
Fourth Year		[______]
Fifth Year		[______]
TOTAL		[______]

Sales Forecast - Croatia

Period	Estimated Sales Forecast in MIU	Estimated Sales Forecast in Euros
First Year		[______]
Second Year		[______]
Third Year		[______]
Fourth Year		[______]
Fifth Year		[______]
TOTAL		[______]

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Sales Forecast - Solvenia

Period	Estimated Sales Forecast in MIU	Estimated Sales Forecast in Euros
First Year		[______]
Second Year		[______]
Third Year		[______]
Fourth Year		[______]
Fifth Year		[______]
TOTAL		[______]

Sales Forecast - Bulgaria*

Period	Estimated Sales Forecast in MIU	Estimated Sales Forecast in Euros
First Year		[______]
Second Year		[______]
Third Year		[______]
Fourth Year		[______]
Fifth Year		[______]
TOTAL		[______]

*	An additional 200,000 Euros in case ARRIANI SA / VIRAGEN win the tender

Sales Forecast - Cyprus

[            ]

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EXHIBIT B

Price	The price of the Product:

Euros per 3 MIU Vial, FCA Umeå

Euros per 6 MIU Vial, FCA Umeå

(Inco-Terms 2000).

Product modifications	If the Company wishes to modify the Specification of the Product from that of the Product License as registered with the competent authorities of the Territory, it shall give written notice to the Distributor. The parties shall cooperate with a view to obtaining a variation of the Product License. The Company shall be entitled to modify the Specification provided that (a) it has furnished to the Distributor a written specification as modified, (b) the parties have obtained variation of the Product License by the competent authorities, (c) the modification does not prevent the Product being dispensed as Multiferon™ and (d) the modification does not alter the clinical specifications of the Product as outlined in the Summary of Product Characteristics.

Delivery Terms	Confirmed quarterly orders shall be forwarded to the Distributor during the quarter following receipt at the Company. The Company will not be obligated to provide more than one third (1/3) of the quarterly order per month within that specific quarter, but may deliver the entire quarterly order in one shipment but in no more than three (3) shipments.

The Product will be delivered in glass ampoules of 3 and 6 MIU, labeled with English text indicating batch number and expiry date, packed in plastic trays, each containing five ampoules.

While the Distributor and Company expect to meet the estimated purchase and sales in U.S. Dollars anticipated in Exhibit A herein, neither the Distributor nor the Company incur any liability, one to the other, in the event either Party cannot, in good faith, whether by force majeure or otherwise, fulfill the estimated purchase and sales in U.S. Dollars and/or related quantities as set forth in Exhibit A “Performance Schedule”.

Payment Terms	The first three shipments will be paid to the Company by the Distributor through irrevocable L/C or prepaid (at Distributor’s option). From the fourth shipment on, the Company will submit an invoice to the Distributor for each Product shipment. Payment for the product by the Distributor will be effected within [______] after the date of delivery of the product. All payments shall be in Euros and will be sent by bank transfer.

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EXHIBIT C

Multiferon™ 6 Mill IU/ml, Quality Specification SP-BN 10

Description

A clear colorless solution containing no visible particles in glass sealed ampoules. Identity / Potency [______]	[______]

Quantity [______]	[______]

Specific Immunological Reactivity [______]	[______]

Specific Biological Activity [______]	[______]

pH [______]	[______]

Osmolality [______]	[______]

Determination of Protein [______]	[______]

Sterility test [______]	[______]

Bacterial Endotoxins [______]	[______]

Extractable Volume [______]	[______]

[1]	[ ]

[2]	[ ]

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

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EXHIBIT D

Agreements Regulating the Exchange of Information and Reports

between Arriani Pharmaceuticals S.A., (“Distributor”) and ViraNative AB (“Company”),

Regarding the Safety of Multiferon™

1. ARRIANI Pharmaceuticals S.A. Agrees to Reporting in the Following

Multiferon™®

All spontaneous reports will be reported to ViraNative. Serious - as well as Non-serious Adverse Drug Reactions. Serious Adverse Drug Reactions will be reported on CIOMS Report Form, plus a case summary plus additional information (if available).

Above mentioned Serious Adverse Drug Reactions reports will be sent to ViraNative within 10 days. Events causing death or considered life-threatening will be reported immediately by phone or fax.

Non-serious Drug Reactions will be sent to ViraNative every six months (January 15 and July 15).

Non-serious Adverse Events in Clinical Trials will be reported at the end of the study in a signed clinical study report.

Receiver of these reports will be:

Ms. Katrin Resolut, ViraNative AB.

2. ViraNative Agrees to Reporting In the Following

Multiferon™

All spontaneous reports will be reported to ARRIANI Pharmaceuticals S.A., within 10 days. Events causing death or considered life threatening will be reported immediately by phone or fax.

Receiver of these reports will be:

Dr. Nina – Olga Potamianou, ARRIANI

Pharmaceuticals S.A.

3. Periodic Reports, ViraNative to ARRIANI Pharmaceuticals SA

All Serious as well as Non-serious Drug Reactions, spontaneously reported on Multiferon™, will be reported to ARRIANI Pharmaceuticals S.A., periodically.

4. Literature Update

The literature search is a part of the ViraNative Periodic Report and will be provided periodically as mentioned above.

This agreement has been drawn up in three original copies; of which the parties have taken one each.

5/27/03	/s/ Mel Rothberg
Date	(Name and Title)
Viragen International Ltd.
865 SW 78th Avenue
Plantation, FL 33324

5/27/03	/s/ Mel Rothberg
Date	(Name and Title)
Viragen (Scotland) Ltd.
Pentland Science Park
Bush Loan, Penicuik
Midlothian EH260 PPZ,
United Kingdom

5/21/2003	/s/ Nina – Olga Potamianou
Date	ARRIANI Pharmaceuticals S.A.
85, Lavriou Avenue
190 02 Peania, Attica, Greece

The Company and the Distributor accept to comply with the requirements of the European Pharmacovigilance Directive.

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

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EXHIBIT E

With reference to Art. 7.1 of the Agreement, Company acknowledges that the Distributor markets and sells the following products on the date of signing this agreement:

Non Applicable. All the products that are currently marketed by Arriani Pharmaceuticals S.A. are not in competition with the products

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

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EXHIBIT F

With reference to Art. 10.3 of the Agreement, Company acknowledges that the following list indicates the current stockholders of the Distributor and its affiliates.

Harry C. Lambridis

Emmanouela Athanassiades

Nina – Olga Potamianou

No affiliate companies to this date. Future plans include formation of affiliates in other countries.

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

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Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

LETTER OF UNDERSTANDING

Side letter A

Period: after PL and PA approvals in Greece.

The Distributor’s purchase price of the product from the Company shall be [            ] the hospital price approved by the relevant Greek authorities. In the event that the price to be approved by the relevant Greek Authorities will be lower than 30 Euros, then the parties will discuss and agree in good faith, the Distributor’s purchase price of the product.

VIRAGEN INTERNATIONAL LTD.		ARRIANI Pharmaceuticals S.A.

By:	/s/ Mel Rothberg	By:	/s/ H.C. Lambridis
	Signature		H.C. Lambridis, President & CEO

Print:	Executive Vice President	Date:	May 21, 2003
(Name and Title)

Date May 27, 2003

VIRAGEN (SCOTLAND) LTD.

By:	/s/ Mel Rothberg
Signature

Print:	/s/ Executive Vice President
(Name and Title)

Date May 27, 2003

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

21 of 22

Information marked below by a [            ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

LETTER OF UNDERSTANDING

Side letter B

Period covering: from signature of the contract to PL and PA approvals in Greece (interim period/named patient sales).

For the interim period until the product license and price approval of the product is achieved, the company may sell the product directly to the competent governmental body, pharmacy and/or wholesaler, through the intervention of the distributor, on patient-name basis. In such a case, the Company shall pay to the Distributor a commission equal to at least [            ]of the price that company will sell the product to the competent governmental body, pharmacy and/or wholesaler, provided that the FCA price is [            ] or higher. In the event that the FCA price from the Company to the competent government body, pharmacy and/or wholesaler is lower than [            ] then the parties will discuss and agree in good faith the Distributor’s commission.

VIRAGEN INTERNATIONAL LTD.		ARRIANI Pharmaceuticals S.A.

By:	/s/ Mel Rothberg	By:	/s/ H.C. Lambridis
	Signature		H.C. Lambridis, President & CEO

Print:	/s/ Mel Rothberg, Exec. V.P.	Date:	May 21, 2003
(Name and Title)

Date May 27, 2003

VIRAGEN (SCOTLAND) LTD.

By:	/s/ Mel Rothberg
Signature

Print:	/s/ Mel Rothberg, Exec. V.P.
(Name and Title)

Date May 27, 2003

License Agreement - Arriani Pharmaceuticals, S.A.

Date: May 21, 2003

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